Exhibit 99.1

Full Year Results 2017

28 February 2018

Janus Henderson Group plc (JHG or the Group) published its Full Year Results for the year ended 31 December 2017 on 28 February 2018.

The comments below refer to the period from 1 January 2017 to 31  December 2017 (the period) unless otherwise stated.

Financial highlights

•                 Merger successfully completed in 2017 and integration proceeding ahead of expectations

•                 Strong investment performance across all time periods, with 76%, 66% and 79% of assets under management (“AUM”) outperforming benchmarks on a 1, 3 and 5 year basis, respectively, as at 31 December 2017

•                 AUM increased to US$370.8 billion, up 16% from 31 December 2016 on a pro forma basis

•                 Full year 2017 pro forma adjusted revenue of US$1,848.1 million increased 11% from full year 2016 pro forma adjusted revenue of US$1,668.5 million

•                 Full year 2017 pro forma adjusted operating income of US$731.9 million increased 30% from US$565.1 million in 2016

Results for announcement to the market

For the year ended 31 December 2017.

These results for announcement to the market include the information required as part of the Preliminary Final Report to be provided to the ASX under Listing Rule 4.3A and Appendix 4E.

The results for Janus Henderson Group plc for announcement to the market are as follows:

	Year ended 31 December
(in US$ millions, unless otherwise stated)	2017	2016	Change %
Revenue:
Management fees	1,465.1	867.8	68.8
Performance fees	103.9	54.8	89.6
Shareowner servicing fees	71.5	—	—
Other revenue	103.2	77.3	33.5
Total revenue	1,743.7	999.9	74.4

Operating expenses:
Employee compensation and benefits	543.3	273.5	98.6
Long-term incentive plans	150.8	87.5	72.3
Distribution expenses	277.3	209.1	32.6
Investment administration	43.8	46.2	(5.2)
Marketing	31.2	13.9	124.5
General, administrative and occupancy	202.2	109.8	84.2
Depreciation and amortization	52.8	27.8	89.9
Total operating expenses	1,301.4	767.8	69.5

Operating income	442.3	232.1	90.6

Interest expense	(11.9)	(6.6)	80.3
Investment gains (losses), net	18.0	(11.7)	253.8
Other non-operating income (expenses), net	(1.0)	(1.9)	(47.4)
Income before taxes	447.4	211.9	111.1
Income tax provision	211.0	(34.6)	709.8
Net income	658.4	177.3	271.3
Net loss (income) attributable to noncontrolling interests	(2.9)	11.7	(124.8)
Net income attributable to JHG	655.5	189.0	246.8

Assets under management (AUM)

(in US$ billions)	Closing AUM 31 Dec 2016(1)	Sales	Redemptions	Net sales (redemptions)	Markets	FX	Acq.and disposals	Closing AUM 31 Dec 2017
By capability
Equities	63.6	32.6	(32.6)	—	21.2	5.2	99.7	189.7
Fixed Income	34.7	17.2	(15.7)	1.5	1.5	3.8	38.6	80.1
Quantitative Equities	—	1.6	(5.2)	(3.6)	5.4	0.1	48.0	49.9
Multi-Asset	9.0	2.8	(3.8)	(1.0)	2.7	0.9	20.0	31.6
Alternatives	17.4	7.7	(7.6)	0.1	0.9	1.6	(0.5)	19.5
TOTAL	124.7	61.9	(64.9)	(3.0)	31.7	11.6	205.8	370.8

(1) AUM as at 31 December 2016 has been reclassified between capabilities following the completion of the Merger.

Dividends

On 5 February 2018, the Board of Directors of Janus Henderson Group plc (the Board) recommended a dividend in respect of the fourth quarter 2017 of US$0.32 per share. Janus Henderson Group plc does not offer a dividend reinvestment plan.

	Amount per security USD	Franked amount per security USD
Q2 2017 dividend (paid on 1 September 2017)	0.32
Q3 2017 dividend (paid on 1 December 2017)	0.32
Q4 2017 dividend	0.32	—
Record date	16 February 2018
Payment date	2 March 2018

Net tangible assets per ordinary share

	31 December 2017 USD	31 December 2016 pence
Net tangible assets per ordinary share	0.68	4.85

Net tangible assets are defined by the ASX as being total assets less intangible assets less total liabilities ranking ahead of, or equally with, claims of ordinary shares.

Audit

This Appendix 4E has not been audited but is based upon financial statements which have been audited. The financial statements, together with the audit report, which is unqualified, is available with the Janus Henderson Group plc 2017 10-K, which will be filed on 28 February 2018.

Additional disclosures

Associates and joint ventures

As at 31 December 2017, the Group holds interests in the following associates and joint ventures managed through shareholder agreements with third party investors, accounted for under the equity method:

Optimum Investment Management Ltd. Ownership 50%

Long Tail Alpha LLC Ownership 20%

Movement in controlled entities

There have been the following acquisitions of controlled entities in the year ended 31 December 2017. These acquisitions occurred on 30 May 2017.

•      Janus Capital Group Inc.

•      Janus Capital Management LLC

•      Perkins Investment Management LLC

•      INTECH Investment Management LLC

•      Janus Distributors LLC

•      Janus Services LLC

•      Janus Management Holdings Corporation

•      Janus Capital Institutional Advisers LLC

•      Janus Holdings LLC

•      Janus International Holdings LLC

•      Janus Capital International Limited

•      Janus Capital Trust Manager Limited

•      Janus Capital (Switzerland) LLC

•      Janus Capital Asia Limited

•      Janus Capital Singapore Pte. Limited

•      Janus Capital Taiwan Ltd.

•      Janus UK Holdings Corporation

•      Kapstream Capital Pty Limited

•      VS Holdings Inc.

•      VelocityCapital Management LLC

•      Janus Index & Calculation Services LLC

Basis of preparation

The consolidated financial statements contain all adjustments necessary to fairly present the financial position, results of operations and cash flows of JHG in accordance US GAAP. All such adjustments are of a normal recurring nature. Such financial statements have been prepared in accordance with the instructions to Form 10-K pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to such rules and regulations.

Corporate governance principles and recommendations

In the opinion of the Directors, the financial records of the Group have been properly maintained, and the Condensed Consolidated Financial Statements comply with the appropriate accounting standards and give a true and fair view of the financial position and performance of the Group. This opinion has been formed on the basis of a sound system of risk management and internal control which is operating effectively.

Additional information

Additional Appendix 4E disclosure requirements and commentary on these results is contained in the attached “Form 10-K”, as prescribed by the SEC, for the period ended 31 December 2017.

About Janus Henderson

JHG is a leading global active asset manager dedicated to helping investors achieve long-term financial goals through a broad range of investment solutions, including equities, fixed income, quantitative equities, multi-asset and alternative asset class strategies.

As at 31 December 2017, JHG had approximately US$371 billion in AUM, more than 2,000 employees and offices in 27 cities worldwide. Headquartered in London, the company is listed on the New York Stock Exchange (NYSE) and the Australian Securities Exchange (ASX).

Forward looking statements

This announcement contains forward-looking statements with respect to the financial condition, results and business of Janus Henderson Group plc. By their nature, forward-looking statements involve risk and uncertainty because they relate to events, and depend on circumstances, that will occur in the future. JHG’s actual future results may differ materially from the results expressed or implied in these forward-looking statements. Nothing in this announcement should be construed as a profit forecast.

The content of the websites referred to in this announcement is not incorporated into and does not form part of this announcement. Nothing in this announcement should be construed as, or is intended to be, a solicitation for or an offer to provide investment advisory services.